Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into on January 1, 2024, by and between Computer Programs and Systems, Inc., a Delaware corporation (the “Company”), and Matt J. Chambless, a resident of the State of Alabama (“Consultant” and, together with the Company, the “Parties”).

Recitals:

A.    Consultant will serve as the Chief Financial Officer of the Company through December 31, 2023, at which time his employment by the Company will terminate.

B.    Consultant has gained valuable expertise regarding the business of the Company and its affiliates, and the Company desires to avail itself of various consulting services of Consultant following the date of termination of employment.

C.    Subject and pursuant to the terms and conditions of this Agreement, the Company desires that Consultant provide various consulting services to the Company and its affiliates, and Consultant desires to provide such consulting services as more specifically provided herein.

Agreement:

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements of the Parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.    Engagement. The Company hereby engages Consultant, and Consultant hereby accepts such engagement with the Company, to provide certain consulting services to the Company and its affiliates as more specifically described in Section 3 hereof, all in accordance with and subject to the terms and conditions set forth in this Agreement.

2.    Term.

(a)    The initial term of this Agreement shall commence on January 1, 2024 (the “Effective Date”) and, subject to earlier termination as provided for in Section 2(b) below, shall continue thereafter for a period of three (3) months, through March 31, 2024 (the “Term”). The Term of this Agreement may be extended by mutual written agreement of the Parties.

(b)    Either Party may terminate this Agreement for convenience by providing at least thirty (30) days prior written notice to the other Party. Either Party may terminate this Agreement for any material breach of this Agreement by the other Party upon ten (10) days prior written notice to the other Party containing the details of the breach, provided the breach remains uncured at the end of the notice period.

(c)    The expiration or termination of this Agreement shall not relieve any Party of any obligations that may have accrued under this Agreement prior to such expiration or termination or that, by their nature, survive such expiration or termination of this Agreement, including without limitation the terms and conditions of Sections 5 and 6 of this Agreement.

3.    Consulting Services; Related Agreements.

(a)    During the Term, Consultant agrees to provide consulting services in connection with the business of the Company and its affiliates, including without limitation (i) ongoing strategic and operational initiatives, (ii) transition of matters performed by Consultant during the course of Consultant’s prior employment with the Company, and (iii) other matters relating to the Company and its affiliates as may be reasonably requested by the Company’s Chief Executive Officer or Chief Financial Officer from time to time (collectively, the “Services”). Consultant’s principal contact in connection with such consulting services shall be the Company’s Chief Executive Officer.

(b)    During the Term, Consultant agrees: (i) to devote sufficient time and efforts to performing and providing the Services and all other duties of Consultant described in this Agreement as the Company may request, provided, however, that the time and efforts of any such Services and other duties requiring a level of services exceeding that described in Section 4(c) shall be by mutual agreement of Consultant and the Company; and (ii) to act in good faith at all times in rendering such Services for and on behalf of the Company and performing all other duties required of Consultant under this Agreement.

(c)    The Company shall not control the manner or means by which Consultant performs the Services, including but not limited to the time and place Consultant performs the Services; provided, however, that Consultant shall perform the Services in accordance with all applicable laws, rules, regulations, standards, policies, procedures and bylaws of all applicable regulatory authorities and all applicable policies and procedures of the Company.

(d)    The Company shall provide Consultant with access to its premises to the extent necessary for the performance of the Services.

4.    Compensation. As consideration for the Services rendered by Consultant, during the Term, the Company agrees to compensate and reimburse Consultant as follows:

(a)    The Company shall pay Consultant an hourly consulting fee of $183.22 per hour (the “Consulting Fee”); provided, however, that the amount of the Consulting Fee may be adjusted from time to time by mutual agreement of the Parties. Consultant will invoice the Company for the Consulting Fee on a monthly basis, with each invoice describing in reasonable detail the services provided (including the number of hours spent providing such services) during such month. The Company will pay the Consulting Fee set forth in any invoice within thirty (30) days of receipt of such invoice.

(b)    The Company shall reimburse Consultant for all reasonable expenses incurred in connection with the provision of the Services upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified by the Company.

(c)    It is reasonably anticipated and expected that the level of services to be performed by Consultant for the Company during the Term will not exceed 20% of the average level of bona fide services Consultant performed for the Company and its affiliates over the 36-month period immediately preceding the Effective Date. Accordingly, it is the intent of the Parties that a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, will occur as a result of Consultant’s transition from employee of the Company to a consultant to the Company as of the Effective Date. Each Party acknowledges and agrees that neither this Agreement nor its termination or expiration shall in any way limit, expand or otherwise modify the provisions of any compensatory agreements or related arrangements between the Parties.

5.    Confidentiality and Non-Disclosure.

(a)    Consultant acknowledges that Consultant may, in the course of performing the Services or Consultant’s responsibilities and duties under this Agreement, be exposed to or otherwise acquire information which is proprietary to or confidential to the Company or its affiliates and their respective employees, representatives or agents. Any and all Confidential Information (as defined below) in any form (whether oral, written or electronic and regardless of the medium in which it is stored, recorded or maintained) disclosed by the Company or its affiliates to Consultant shall be deemed to be confidential and proprietary information of the Company. During the Term of this Agreement and thereafter, except as permitted by this Agreement, Consultant (i) shall use such Confidential Information only for the benefit of the Company; (ii) shall hold such Confidential Information in strict confidence; (iii) shall not disclose any Confidential Information to any third party; (iv) shall not, either directly or indirectly, copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give, provide, disseminate or disclose such Confidential Information to any third party; and (v) shall not, directly or indirectly, use such Confidential Information for any purpose whatsoever other than the provision of the Services for the benefit of the Company as described in this Agreement. Furthermore, Consultant acknowledges that he has received and, as a designated “Covered Person,” is subject to the Company’s Insider Trading Policy.

(b)    Upon expiration or termination of this Agreement or at the Company’s request, Consultant will return to the Company all documents, papers and other materials or information in Consultant’s possession or under Consultant’s control that contain or relate to the Confidential Information.

(c)    For the purposes hereof, “Confidential Information” shall mean any confidential or proprietary business information regarding the Company and its affiliates that is the subject of reasonable efforts to maintain its confidentiality and that is not generally known to competitors. Notwithstanding the foregoing, Confidential Information shall not include any information or data that (i) is now or subsequently is generally available to the public through means other than direct or indirect disclosure by Consultant in violation of the terms of this Agreement or any other agreements or restrictions; (ii) is lawfully communicated by a third party, free of any confidentiality obligations or restrictions, subsequent to the time of communication thereof by, through or on behalf of the Company; (iii) is required to be disclosed by any governmental or regulatory authority having jurisdiction or by court order or other legal proceeding; (iv) was known to Consultant prior to disclosure of such information or data and is not subject to any obligation of confidentiality to any third party; or (v) is subsequently disclosed to Consultant on a non-confidential basis by a third party not bound by any obligations of confidentiality with respect to such information.

(d)    Notwithstanding Section 5(a) of this Agreement, nothing in this Agreement prohibits, restricts or impedes Consultant from initiating communications directly with, responding to an inquiry from, providing testimony before, or participating in any investigation or proceeding that may be conducted by, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal or state regulatory authority in connection with or relating to any possible securities law violation.

6.    Injunction; Disputes. Consultant acknowledges that a breach of Section 5 hereof will give rise to or cause irreparable injury or damage to the Company, inadequately compensable by monetary damages alone. Accordingly, the Company may seek and obtain injunctive relief against the breach or threatened breach of the undertakings in Section 5, in addition to any other legal remedies which may be available to the Company at law or otherwise.

7.    Relationship of the Parties.

(a)    The Parties intend that the relationship between them created under this Agreement is that of independent contractors only. Consultant shall not be considered an employee or agent of the Company for any purpose. The Company is interested only in the results obtained from Consultant in connection with the Services performed by Consultant and rendered to the Company pursuant to this Agreement and the manner and means of performing such Services are subject to Consultant’s sole control. Other than as provided for in this Agreement, the Consultant has no authority to act on behalf of or bind the Company or any of the Company’s affiliates.

(b)    Without limiting Section 7(a), Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees (for purposes of clarity, however, except as provided under federal law with respect to benefits obtainable by Consultant at Consultant’s sole expense pursuant to COBRA), and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

8.    Resignations. Consultant agrees to resign, effective as of the Effective Date, from all: (i) officer positions he holds with the Company and its subsidiaries and affiliates on such date; (ii) memberships he holds on any boards of directors, boards of managers or other governing boards or bodies of the Company and its subsidiaries and affiliates on such date; and (iii) memberships he holds on any of the committees of any such boards or bodies on such date. For the avoidance of doubt, Consultant’s resignation pursuant to this Section 8 shall not be considered to be a resignation for purposes of Consultant’s existing Executive Severance Agreement.

9.    Miscellaneous Provisions.

(a)    Notices. Any notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when: (i) personally delivered; (ii) three business days after mailing, postage prepaid, by certified mail; or (iii) one business day after being delivered by a nationally recognized, reputable overnight delivery service, addressed as follows:

If to the Company:

54 St. Emanuel Street

Mobile, AL 36602

Attention: Chief Executive Officer

chris.fowler@cpsi.com

If to Consultant:

Executive’s home address most recently on file with the Company or such other address as the Parties may designate by giving notice in accordance with this Section 9(a).

(b)    Further Assurances. Consultant and the Company shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purpose of this Agreement.

(c)    Counterparts. This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one agreement notwithstanding that all signatories are not signatories to the original or the same counterpart. Executed counterparts delivered by facsimile or electronic mail shall be deemed originals for all purposes hereof.

(d)    Headings. The headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Except where the context otherwise requires, wherever used, the singular shall include the plural and the plural the singular, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense.

(e)    Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, and supersedes any prior agreement, arrangement or understanding, whether oral or written, between the Parties concerning the obligations of the Parties hereunder.

(f)    Severability. Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void, unreasonable or unenforceable, in whole or in part, such determination shall not affect any other provision or part of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void, unreasonable or unenforceable provision, clause or term (or any part thereof) had not been included herein; provided, however, that (i) any such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and (ii) with respect to any such void, unreasonable or unenforceable provision, clause or term, it is the express intent of the Parties hereto that such court of competent jurisdiction modify such provision, clause or term, to the extent possible, in order to make it reasonable and enforceable under the circumstances.

(g)    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Alabama without regard to the conflict of law provisions thereof.

(h)    Modification. This Agreement may only be waived, changed, modified or extended by a writing signed by the Party against whom enforcement of any waiver, change, modification, or extension is sought. No waiver by either Party hereto at any time of any breach by the other Party hereto of any covenant, condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or at any prior or subsequent time.

(i)    Assignment. Neither this Agreement, nor any of the rights and obligations hereunder, may be assigned, transferred or delegated by Consultant without the express prior written consent of the Company, which consent may be withheld by the Company for any reason it deems appropriate. Subject to the preceding sentence, this Agreement shall be binding upon the heirs, legal representatives, successors and permitted assigns of the Parties.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be duly executed as of the date first written above.

THE COMPANY:

Computer Programs and Systems, Inc.

By:	/s/ Christopher L. Fowler
Name:	Christopher L. Fowler
Title:	Chief Executive Officer

CONSULTANT:

/s/ Matt J. Chambless
Matt J. Chambless

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